Exhibit 99.1

AMENDED AND RESTATED
PHARMACOPEIA DRUG DISCOVERY, INC.
2004 STOCK INCENTIVE PLAN

Originally Effective April 6, 2004
Amendment and Restatement Effective May 3, 2007

PHARMACOPEIA DRUG DISCOVERY, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

Effective April 6, 2004

Effective as Amended and Restated May 3, 2007

ARTICLE 1
PURPOSE AND TERM OF PLAN

1.1.          Purpose.   The purpose of the Plan is to provide motivation to selected Employees, Directors and Consultants to put forth maximum efforts toward the continued growth, profitability, and success of the Company by providing incentives to such Employees, Directors and Consultants through the ownership and performance of Common Stock.

1.2.          Term.   The Plan was originally approved by the Board on March 16, 2004, and became effective upon the date of the approval by Pharmacopeia’s stockholders. This amendment and restatement was approved by the Board effective March 15, 2007 and becomes effective on the date of the approval by the Company’s stockholders. The Plan and any Awards granted thereunder shall be null and void if stockholder approval is not obtained.

ARTICLE 2
DEFINITIONS

In any necessary construction of a provision of this Plan, the masculine gender may include the feminine, and the singular may include the plural, and vice versa.

2.1.          “Affiliate”   means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

2.2.          “Approved Reason”   means a reason for terminating employment with the Company, which, in the opinion of the Committee, is in the best interests of the Company. The Committee must specifically designate that a Participant has been terminated for an Approved Reason. Absent such determination by the Committee, a Participant cannot be found to have terminated for an Approved Reason.

2.3.          “Award”   means any form of Option, SAR, Stock Award, performance unit, performance share, or Performance Award, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish by the Award Notice or otherwise.

2.4.          “Award Notice”   means the written document establishing the terms, conditions, restrictions, and/or limitations of an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers. The Committee will establish the form of the written document in the exercise of its sole and absolute discretion.

2.5.          “Board”   means the Board of Directors of the Company.

2.6.          “Calendar Year Subaccount”   means a notional bookkeeping account to which all of a Participant’s deferred Awards are credited.

2.7.          “Cause”   means, unless otherwise provided in an employment, change in control, severance or similar agreement between a Participant and the Company or in an Award Notice: (a) any gross failure by the Participant (other than by reason of Disability) to faithfully and professionally carry out his or her duties or to comply with any other material provision of his or her employment agreement, if any, which continues for thirty days after written notice by the Company; provided, that the Company does not have to provide notice in the event that the failure is not susceptible to remedy or relates to the same type of acts or omissions as to which notice has been given on a prior occasion; (b) the Participant’s dishonesty or other willful misconduct;  (c) the Participant’s conviction of any felony or of any other crime involving moral turpitude, whether or not relating to his or her employment; (d) the Participant’s insobriety or use of drugs, chemicals or controlled substances either in the course of performing his or her duties and responsibilities under his or her employment agreement or otherwise affecting the ability of Participant to perform those duties and responsibilities; (e) the Participant’s failure to comply with a lawful written direction of the Company; (f) any wanton or willful dereliction of duties by the Participant; or (g) breach of the Company’s Code of Ethics or insider trading policies.

2.8.          “CEO”   means the Chief Executive Officer of the Company.

2.9.          “Change In Control”   means: (i) any “person” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, including a “group” within the meaning of Section 13(d) but excluding the Company and any of its Subsidiaries or Affiliates and any employee benefit plan sponsored or maintained by the Company or any subsidiary thereof), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”) of the Company (the “Company Voting Securities”); or (ii) the consummation of a merger, consolidation, reorganization or any other business combination (any of the foregoing, a “Business Combination”) of or involving the Company and another person or persons where the persons who were the beneficial owners of Company Voting Securities outstanding immediately prior to such Business Combination do not beneficially own, directly or indirectly, immediately after such transaction, securities representing fifty percent (50%) or more of the combined voting power of the then outstanding Company Voting Securities or Voting Securities of the entity acquiring the Company in such Business Combination; (iii) shareholder approval of a complete liquidation or dissolution of the Company; or (iv) a sale, lease, exchange or other disposition or transfer (in one transaction or a series of related transactions) of all or substantially all of the assets or business of the Company; provided, that a change in control under this clause shall not be deemed to have occurred where (x) the Company sells, exchanges or otherwise disposes of or transfers all or substantially all of its assets or business to another corporation which is beneficially owned, directly or indirectly, immediately following such transaction by the holders of Company Voting Securities in substantially the same proportions as their ownership of Company Voting Securities immediately prior to such transaction and (y) such corporation assumes the Plan; or (v) during any period of two consecutive years, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board (or, if applicable, of a successor to the Company), where the term “Continuing Director” means at any date a director of the Company who was (x) a director at the beginning of such period or (y) nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election (it being understood that no individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board shall be a Continuing Director).

2.10.        “Code”   means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

2.11.        “Committe”   means the Board or the committee designated by the Board to administer the Plan under Article 4. The Committee shall have at least two members, each of whom shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and the regulations thereunder, and, if applicable meet the independence requirements of the applicable stock exchange, quotation system or other self-regulatory organization on which the Common Stock is traded. Notwithstanding the foregoing, the Board may designate one or more of its members to serve as a Secondary Committee and delegate to the Secondary Committee authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code and the regulations thereunder. The Secondary Committee shall have the same authority with respect to selecting the individuals to whom such Awards are granted and establishing the terms and conditions of such Awards as the Committee has under the terms of the Plan.

2.12.        “Common Stock”   means the common stock, $0.01 par value per share, of the Company that may be newly issued or treasury stock.

2.13.        “Company”   means with respect to Employees and consultants, Pharmacopeia and its Subsidiaries and Affiliates provided, however, that with respect to Directors, Company shall only mean Pharmacopeia.

2.14.        “Consultants”   means the consultants, advisors and independent contractors retained by the Company.

2.15.        “Covered Employee”   means an Employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

2.16.        “Director”   means a non-Employee member of the Board.

2.17.        “Disability”   means a physical or mental impairment that satisfies the definition of disability under Section 22(e)(3) of the Code.

2.18.        “Effective Date”   means the date an Award is determined to be effective by the Committee upon its grant of such Award, which date shall be set forth in the applicable Award Notice.

2.19.        “Employee”   means any person employed by the Company on a full or part-time basis.

2.20.        “Exchange Act”   means the Securities Exchange Act of 1934, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

2.21.        “Fair Market Value”   means on any given date:

(a)    if the Common Stock is listed on an established stock exchange or exchanges, the closing price of Common Stock on the principal exchange on which it is traded on such date, or if no sale was made on such date on such principal exchange, on the last preceding day on which the Common Stock was traded;

(b)    if the Common Stock is not then listed on an exchange, but is quoted on NASDAQ or a similar quotation system, the closing price per share for the Common Stock as quoted on NASDAQ or similar quotation system on such date;

(c)    if the Common Stock is not then listed on an exchange or quoted on NASDAQ or a similar quotation system, the value, as determined in good faith by the Committee and in accordance with applicable provisions of the Code or regulations and rulings thereunder.

2.22.        “Incentive Stock Option”   means an Option which meets the requirements of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.

2.23.        “Negative Discretion”   means the discretion authorized by the Plan to be applied by the Committee in determining the size of an Award for a Performance Period if, in the Committee’s sole judgment, such application is appropriate. Negative Discretion may only be used by the Committee to eliminate or reduce the size of an Award. In no event shall any discretionary authority granted to the Committee by the Plan, including, but not limited to Negative Discretion, be used to: (a) grant Awards for a Performance Period if the Performance Goals for such Performance Period have not been attained under the applicable Performance Formula; or (b) increase an Award above the maximum amount payable under Section 6.3 of the Plan.

2.24.        “Non-Qualified Stock Option”   means an Option not intended to be an Incentive Stock Option, and designated as a Non-Qualified Stock Option by the Committee.

2.25.        “Option”   means the right, granted from time to time under the Plan, to purchase Common Stock for a specified period of time at a stated price. An Option may be an Incentive Stock Option or a Non-Qualified Stock Option.

2.26.        “Participant”   means either an Employee, Director or Consultant to whom an Award has been granted by the Committee under the Plan.

2.27.        “Performance Awards”   means the Stock Awards, performance units and performance shares granted to Covered Employees pursuant to Article 7. All Performance Awards are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.28.        “Performance Criteria”   means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that will be used to establish such Performance Goal(s) shall be limited to the following:  revenue growth; earnings before interest, taxes, depreciation and amortization (EBITDA); operating income; net operating income after tax; pre- or after-tax income; cash flow; cash flow per share; net earnings; earnings per share; return on equity; return on capital employed; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; or debt reduction. To the extent required by Section 162(m) of the Code, the Committee shall, within the time period required by Section 162(m) of the Code (generally, the first 90 days of a Performance Period), define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period.

2.29.        “Performance Formula”   means, for a Performance Period, the one or more objective formulas (expressed as a percentage or otherwise) applied against the relevant Performance Goal(s) to determine, with regards to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Performance Period.

2.30.        “Performance Goals”   means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria. Performance Goals may be based on the performance of the Company, any Subsidiary or any division or business unit within the Company or any Subsidiary, and if so desired by the Committee, by comparison with a peer group of companies. Unless otherwise stated, such Performance Goals, need not be based upon an increase or positive result and could include, for example, maintaining the status quo or limiting economic loss (measured, in each case, by reference to specific Performance Criteria.) The Committee is authorized at any time during the time period permitted by Section 162(m) of the Code (generally, the first 90 days of a Performance Period), or at any time thereafter, in its sole and absolute discretion, to adjust or modify the calculation of a Performance Goal for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development; (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions; and (c) in view of the Committee’s assessment of the business strategy of the Company, performance of comparable organizations, economic and business conditions, and any other circumstances deemed relevant.

2.31.        “Performance Period”   means the one or more periods of time (of at least 12 months), which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Award.

2.32.        “Pharmacopeia”   means Pharmacopeia, Inc., a Delaware corporation, formerly known as Pharmacopeia Drug Discovery, Inc.

2.33.        “Plan”   means this Pharmacopeia, Inc. 2004 Stock Incentive Plan, as amended from time to time.

2.34.        “Restricted Stock”   means a Stock Award granted pursuant to Article 11 subject to the restrictions provided in the applicable Award Notice.

2.35.        “Retirement”   means, unless otherwise provided, a termination for other than Cause after attaining at least age 55 and completing at least 5 years of service with the Company.

2.36.        “SAR”,   or stock appreciation right, means the right to receive, in cash or in Common Stock, as determined by the Committee, the increase in the Fair Market Value of the Common Stock underlying the SAR from the date of grant to the date of exercise.

2.37.        “Stock Award”   means an award granted pursuant to Article 10 in the form of shares of Common Stock, Restricted Stock, and/or Units of Common Stock.

2.38.        “Subsidiary”   means any corporation (other than Pharmacopeia) in an unbroken chain of corporations beginning with Pharmacopeia (or any subsequent parent of Pharmacopeia) if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.39.        “Ten Percent Stockholder”   means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

2.40.        “Unit”   means a bookkeeping entry used by Company to record and account for the grant of the following Awards until such time as the Award is paid, canceled, forfeited or terminated, as the case may be: Units of Common Stock, performance units, and performance shares which are expressed in terms of Units of Common Stock.

ARTICLE 3
ELIGIBILITY

3.1.          In General.   Subject to Section 3.2, all Employees, Directors and Consultants are eligible to participate in the Plan. The Committee may select, from time to time, Participants from those Employees and who, in the opinion of the Committee, can further the Plan’s purposes. In addition, the Committee may select, from time to time, Participants from those Directors and Consultants (who may or may not be Committee members) who, in the opinion of the Committee, can further the Plan’s purposes. Once a Participant is so selected, the Committee shall determine the type(s) of Awards to be made to the Participant and shall establish in the related Award Notice(s) the terms, conditions, restrictions and/or limitations, if any, applicable to the Award(s) in addition to those set forth in this Plan and the administrative rules and regulations issued by the Committee.

3.2.          Incentive Stock Options.   Only Employees shall be eligible to receive “incentive stock options” (within the meaning of Section 422 of the Code).

ARTICLE 4
PLAN ADMINISTRATION

4.1.          Members.   Members of the Committee shall be appointed by and hold office at the pleasure of the Board. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

4.2.          Responsibility.   The Committee shall have total and exclusive responsibility to control, operate, manage and administer the Plan, in accordance with its terms.

4.3.          Authority of the Committee.   The Committee shall have all the authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan. Without limiting the generality of the preceding sentence, the Committee shall have the exclusive right to: (a) select the Participants and determine the type of Awards to be made to Participants, the number of shares subject to Awards and the terms, conditions, restrictions and limitations of the Awards; (b) interpret the Plan; (c) determine eligibility for participation in the Plan; (d) decide all questions concerning eligibility for and the amount of Awards payable under the Plan; (e) construe any ambiguous provision of the Plan; (f) correct any default; (g) supply any omission; (h) reconcile any inconsistency; (i) issue administrative guidelines as an aid to administer the Plan and make changes in such guidelines as it from time to time deems proper; (j) make regulations for carrying out the Plan and make changes in such regulations as it from time to time deems proper; (k) determine whether Awards should be granted singly, in combination or in tandem; (l) to the extent permitted under the Plan, grant waivers of Plan terms, conditions, restrictions, and limitations, (m) accelerate the vesting, exercise, or payment of an Award or the performance period of an Award when such action or actions would be in the best interest of the Company; (n) subject to Section 17.3, grant Awards in replacement of Awards previously granted under this Plan or any other executive compensation plan of the Company; (o) establish; and administer the-Performance Goals and certify whether, and to what extent, they have been attained; (p) determine the terms and provisions of any agreements entered into hereunder; (q) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan; and (r) make all other determinations it deems necessary or advisable for the administration of the Plan, including factual determinations. Notwithstanding anything herein to the contrary and except as expressly provided by the adjustment provisions of Section 6.2, Options and SARs granted under the Plan shall not be directly or indirectly repriced, replaced or regranted through cancellation without shareholder approval, including, but not limited to, an exchange of an Option or SAR with an exercise price or base price less than Fair Market Value for cash, restricted stock, stock options or other stock awards.

4.4.          Discretionary Authority.   The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan including, without limitation, its construction of the terms of the Plan and its determination of eligibility for participation and Awards under the Plan. It is the intent of Plan that the decisions of the Committee and its actions with respect to the Plan shall be final, binding and conclusive upon all persons having or claiming to have any right or interest in or under the Plan.

4.5.          Section 162(m) of the Code.   With regards to all Covered Employees, the Plan shall, for all purposes, be interpreted and construed in accordance with Section 162(m) of the Code.

4.6.          Action by the Committee.   The Committee may act at a meeting only by a majority of its members. Any determination of the Committee may be made, without a meeting, by a writing or writings signed by all of the members of the Committee. In addition, the Committee may authorize any one or more of its number to execute and deliver documents on behalf of the Committee.

4.7.          Allocation and Delegation of Authority.   The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO or the

Secondary Committee as the Committee deems appropriate and may delegate all or any part of its responsibilities and powers to any such person or persons, provided that any such allocation or delegation be in writing; provided, however, that only the Committee may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act or are Covered Employees. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.

ARTICLE 5
FORM OF AWARDS

5.1.          In General.   Awards may, at the Committee’s sole discretion, be granted in the form of Performance Awards pursuant to Article 7, Options pursuant to Article 8, SARs pursuant to Article 9, Stock Awards pursuant to Article 10, performance units pursuant to Article 11, performance shares pursuant to Article 12, or a combination thereof. All Awards shall be subject to the terms, conditions, restrictions and limitations of the Plan. The Committee may, in its sole judgment, subject an Award at any time to such other terms, conditions, restrictions and/or limitations, (including, but not limited to, the time and conditions of exercise and restrictions on transferability and vesting), provided they are not inconsistent with the terms of the Plan. Awards under a particular Article of the Plan need not be uniform and Awards under two or more Articles may be combined into a single Award Notice. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant.

5.2.          Foreign Jurisdictions.

(a)    Special Terms.   In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors or Consultants (or who are foreign nationals temporarily within the United States), the Committee may provide for such modifications and additional terms and conditions (“special terms”) in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The special terms may provide that the grant of an Award is subject to (1) applicable governmental or, regulatory approval or other compliance with local legal requirements and/or (2) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The special terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment or similar measure and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any special terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (a) increase the limitations contained in Section 6.3; (b) increase the number of available shares under Section 6.1; (c) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act or, with respect to Covered Employees whose compensation is subject to Section 162(m) of the Code, Section 162(m) of the Code; or (d) revoke, remove or reduce any vested right of a Participant without the prior written consent of such Participant.

(b)    Currency Effects.   Unless otherwise specifically determined by the Committee, all Awards and payments pursuant to such Awards shall be determined in U.S. currency. The Committee shall determine, in its discretion, whether and to the extent any payments made pursuant to an Award shall be made in local currency, as opposed to U.S. dollars. In the event payments are made in local currency, the Committee may determine, in its discretion and without liability to any Participant, the method and rate of converting the payment into local currency.

(c)    Modifications to Awards.   The Committee shall have the right at any time and from time to time and without prior notice to modify outstanding Awards to comply with or satisfy local laws and regulations or to avoid costly governmental filings. By means of illustration, but not limitation, the Committee may restrict the method of exercise of an Award to facilitate compliance with applicable securities laws or exchange control filings, laws or regulations.

(d)    No Acquired Rights.   No Employee in any country shall have any right to receive an Award, except as expressly provided for under the Plan. All Awards made at any time are subject to the prior approval of the Committee.

ARTICLE 6
SHARES SUBJECT TO PLAN

6.1.          Available Shares.   The maximum number of shares of Common Stock which shall be available for grant of Awards under the Plan (including Incentive Stock Options) during its term shall not exceed 3,400,000. All of the shares of Common Stock reserved hereunder may be issuable as Incentive Stock Options. Such amount shall be subject to adjustment as provided in Section 6.2. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock, shall be available again for grant under the Plan. Moreover, if the exercise price of any Option or the tax withholding requirements with respect to any Option, Stock Award or performance share or performance unit award are satisfied by tendering shares of Common Stock to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued net of the shares of Common Stock tendered or withheld will be deemed delivered for purposes of determining the maximum number of shares of Common Stock available for delivery under the Plan. The maximum number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares, of Common Stock or credited as additional performance shares. The maximum number of shares of Common Stock shall not be reduced by the issuance of shares of Common Stock hereunder due to the assumption, conversion or substitution of awards made by an entity acquired by the Company. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares. For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other, such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.

6.2.          Adjustment to Shares.   The provisions of this Section 6.2(a) are subject to the limitation contained in Section 6.2(b). If there is any change in the number of outstanding shares of Common Stock through the declaration of stock dividends, stock splits or the like, the number of shares available for Awards, the shares subject to any Award and the exercise prices of Awards shall be automatically adjusted. If there is any change in the number of outstanding shares of Common Stock through any change in the capital account of the Company, or through a merger, consolidation, separation (including a spin off or other distribution of stock or property), reorganization (whether or not such reorganization comes within the meaning of such term in Section 368(a) of the Code) or partial or complete liquidation, the Committee shall make appropriate adjustments in the maximum number of shares of Common Stock which may be issued under the Plan and any adjustments and/or modifications to outstanding Awards. In the event of any other change in the capital structure or in the Common Stock of the Company, the Committee shall also make such appropriate adjustments in the maximum number of shares of Common Stock available for issuance under the Plan and any adjustments and/or modifications to outstanding Awards as it, in its sole discretion, deems appropriate. The maximum number of shares available for issuance under the Plan shall be automatically adjusted to the extent necessary to reflect any dividend equivalents paid in the form of

Common Stock. Subject to Section 6.2(b), if the maximum number of shares of Common Stock available for issuance under the Plan are adjusted pursuant to this Section 6.2(a), corresponding adjustments shall be made to the limitations set forth in Section 6.3.

6.3.          Maximum Award Payable.   Notwithstanding any provision contained in the Plan to the contrary, the maximum Award payable (or granted, if applicable) to any one Participant under the Plan for a calendar year is: (a) for Performance Awards, 200,000 shares of Common Stock or, in the event the Performance Award is paid in cash, $500,000; (b) for Options and SARs, 500,000 shares of Common Stock; (c) for Stock Awards (including Restricted Stock and those issued in the form of Performance Awards under Article 7), 200,000 shares of Common Stock.

ARTICLE 7
PERFORMANCE AWARDS

7.1.          Purpose.   For purposes of grants issued to Covered Employees, the provisions of this Article 7 shall apply in addition to and, where necessary, in lieu of the provisions of Article 10, Article 11 and Article 12. The purpose of this Article is to provide the Committee the ability to qualify the Stock Awards authorized under Article 10, the performance units under Article 11, and the performance shares under Article 12 as “Performance-Based Compensation” under Section 162(m) of the Code. To the extent applicable, the provisions of this Article 7 shall control over any contrary provision contained in Article 10, Article 11 or Article 12.

7.2.          Eligibility.   Only Covered Employees and Participants that are expected to become Covered Employees during an applicable Performance Period shall be eligible to receive Performance Awards. The Committee will, in its sole discretion, designate within the earlier of the (1) first 90 days of a Performance Period  and (2) the lapse of 25% of the period of service to which the Performance Goals relate, which Covered Employees will be Participants for such period. However, designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article 7. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employee as a Participant in such period or in any other period.

7.3.          Discretion of Committee with Respect to Performance Awards.   With regards to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the types of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goals, the kinds and/or levels of the Performance Goals, whether the Performance Goals are to apply to the Company or any one or more subunits thereof, and the Performance Formula. Within the earlier of (1) the first 90 days of a Performance Period and (2) the lapse of 25% of the period of service, and in any event while the outcome is substantially uncertain, the Committee shall, with regards to the Performance Awards to be issued for such Performance Period, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section and record the same in writing.

7.4.          Payment of Performance Awards.

(a)    Condition to Receipt of Performance Award.   Unless otherwise provided in the relevant Award Notice, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for a Performance Award for such Performance Period.

(b)    Limitation.   A Participant shall be eligible to receive a Performance Award for a Performance Period only to the extent that: (1) the Performance Goals for such period are achieved; and (2) and the Performance Formula as applied against such Performance Goals determines that all or some portion of such Participant’s Performance Award has been earned for the Performance Period.

(c)    Certification.   Following the completion of a Performance Period, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, to also calculate and certify in writing the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s Performance Award for the Performance Period and, in so doing, shall apply Negative Discretion, if and when it deems appropriate.

(d)    Negative Discretion.   In determining the actual size of an individual Performance Award for a Performance Period, the Committee may reduce or eliminate the amount of the Performance Award earned under the Performance Formula for the Performance Period through the use of Negative Discretion, if in its sole judgment, such reduction or elimination is appropriate.

(e)    Timing of Award Payments.   The Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by Section 7.4(c).

ARTICLE 8
STOCK OPTIONS

8.1.          In General.   Awards may be granted in the form of Options. These Options may be Incentive Stock Options, Non-Qualified Stock Options or a combination of both. All Awards under the Plan issued to Covered Employees in the form of Non-Qualified Stock Options shall qualify as “Performance-Based Compensation” under Section 162(m) of the Code.

8.2.          Exercise Price.   The price at which Common Stock may be purchased upon exercise of a Non-Qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the option’s grant. Notwithstanding the forgoing, the exercise price of any Incentive Stock Option shall not be less than (i) 110% of the Fair Market Value on the Effective Date in the case of a grant to a Ten Percent Stockholder, or (ii) 100% of the Fair Market Value on the Effective Date in the case of a grant to any other Participant. Notwithstanding the two immediately preceding sentences, if the Company acquires another entity, the Company may substitute Options with exercise prices below the Fair Market Value requirements stated above for any options previously issued by such acquired company, to the extent permitted by Section 409A of the Code and/or Section 424 of the Code.

8.3.          Restrictions Relating to Incentive Stock Options.   Incentive Stock Options shall, in addition to being subject to the terms and conditions of Section 8.2, comply with Section 422 of the Code. Accordingly, the aggregate Fair Market Value (determined at the time the option was granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company) shall not exceed $100,000 (or such other limit as may be required by the Code). Incentive Stock Options must be issued within ten years from the effective date of the Plan, and the term of such Incentive Stock Options may not exceed ten years (or any shorter period required by Section 422 of the Code); provided, that the term of Incentive Stock Options issued to Ten Percent Stockholders may not exceed five years. Incentive Stock Options shall not be transferable other than by will or the laws of descent and distribution.

8.4.          Additional Terms and Conditions.   An Option shall be exercisable in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee; provided, that Non-Qualified Stock Options must be issued within ten years from the effective date of the Plan, and the term of such Non-Qualified Options may not exceed ten years. The Committee may, by way of the Award Notice or otherwise, establish such other terms, conditions, restrictions and/or limitations, including vesting and post-termination exercise period if any, of any Option, provided they are not inconsistent with the Plan.

8.5.          Exercise of Option and Payment of Option Price.   An Option may be exercised only for a whole number of shares of Common Stock. The Committee shall establish the time and the manner in which an Option may be exercised. The exercise price of the shares of Common Stock received upon the exercise of an Option shall be paid in a manner that will not result in an impermissible extension of credit under the Sarbanes-Oxley Act of 2002:  (i) in cash, (ii) with the consent of the Committee in whole or in part in shares of Common Stock held by the Participant (or to the extent permitted by the Committee, in Common Stock which the Participant would otherwise receive upon the exercise of such Option) and valued at their Fair Market Value on the date of exercise, (iii) in cash received from a broker-dealer whom the Participant has authorized to sell all or a portion of the Common Stock covered by the Option, or (iv) in such other manner deemed appropriate by the Committee.

ARTICLE 9
STOCK APPRECIATION RIGHTS

9.1.          In General.   Awards may be granted in the form of SARs. The “exercise price” for a particular SAR shall be defined in the Award Notice for that SAR An SAR may be granted in tandem with all or a portion of a related Option under the Plan (“Tandem SARs”), or may be granted separately (“Freestanding SARs”). A Tandem SAR may be granted either at the time of the grant of the related Option or at any time thereafter during the term of the Option. All Awards under the Plan issued to Covered Employees in the form of an SAR shall qualify as “Performance-Based Compensation” under Section 162(m) of the Code.

9.2.          Terms and Conditions of Tandem SARs.   A Tandem SAR shall be exercisable to the extent, and only to the extent, that the related Option is exercisable, and the “exercise price” of such an SAR (the base from which the value of the SAR is measured at its exercise) shall be the exercise price under the related Option. However, at no time shall a Tandem SAR be issued if the exercise price of its related Option is less than the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Tandem SAR’s grant. If an Option is exercised as to some or all of the shares covered by the Award, the related Tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Upon exercise of a Tandem SAR as to some or all of the shares covered by the Award, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Moreover, all Tandem SARs shall expire not later than 10 years from the Effective Date of the SAR’s grant.

9.3.          Terms and Conditions of Freestanding SARs.   Freestanding SARS shall be exercisable or automatically mature in accordance with such terms and conditions and at such times and during such periods as may be determined by the Committee. The exercise price of a Freestanding SAR shall be not less than 100% of the Fair Market Value of the Common Stock, as determined by the Committee, on the Effective Date of the Freestanding SAR’s grant. Notwithstanding the foregoing, if the Company acquires another entity, the Company may substitute Freestanding SARs with exercise prices below the Fair Market Value requirement stated above for any freestanding stock appreciation right previously issued by such acquired company, to the extent permitted by Section 409A of the Code and/or Section 424 of the Code. Moreover, all Freestanding SARs shall expire not later than 10 years from the Effective Date of the Freestanding SAR’s grant.

9.4.          Deemed Exercise.   The Committee may provide that an SAR shall be deemed to be exercised at the close of business on the scheduled expiration date of such SAR if at such time the SAR by its terms remains exercisable and, if so exercised, would result in a payment to the holder of such SAR.

9.5.          Additional Terms and Conditions.   The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, including vesting and post-termination exercise periods of any SAR Award, provided they are not inconsistent with the Plan.

ARTICLE 10
STOCK AWARDS

10.1.        Grants.   Awards may be granted in the form of Stock Awards. Stock Awards shall be awarded in such numbers and at such times during the term of the Plan as the Committee shall determine.

10.2.        Stock Award Restrictions.   Stock Awards shall be subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate including, but not by way of limitation, restrictions on transferability and continued employment, provided, however, they are not inconsistent with the Plan. The Committee may modify or accelerate the delivery of a Stock Award under such circumstances as it deems appropriate.

10.3.        Performance Criteria.   Stock Awards may be contingent on the attainment during a Performance Period of certain performance objectives. The length of the Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such goals have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance Goals may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

10.4.        Rights as Stockholders.   During the period in which any Restricted Stock are subject to any restrictions imposed under Section 10.2, the Committee may, in its sole discretion, grant to the Participant to whom such Restricted Stock have been awarded all or any of the rights of a stockholder with respect to such shares, including, but not by way of limitation, the right to vote such shares and, pursuant to Article 15, the right to receive dividends.

10.5.        Evidence of Award.   Any Stock Award granted under the Plan may be evidenced in such manner as the Committee deems appropriate, including, without limitation, book-entry, registration or issuance of a stock certificate or certificates.

ARTICLE 11
PERFORMANCE UNITS

11.1.        Grants.   Awards may be granted in the form of performance units. Performance units, as that term is used in this Plan, shall refer to Units valued by reference to designated criteria established by the Committee, other than Common Stock.

11.2.        Performance Criteria.   Performance units shall be contingent on the attainment during a Performance Period of certain performance objectives. The length of the Performance Period, the performance objectives to be achieved during the Performance Period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

11.3.        Additional Terms and Conditions.   The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions, and/or limitations, if any, of any Award of performance units, provided they are not inconsistent with the Plan.

ARTICLE 12
PERFORMANCE SHARES

12.1.        Grants.   Awards may be granted in the form of performance shares. Performance shares, as that term is used in this Plan, shall refer to shares of Common Stock or Units that are expressed in terms of Common Stock.

12.2.        Performance Criteria.   Performance shares shall be contingent upon the attainment during a Performance Period of certain performance objectives. The length of the Performance Period, the performance objectives to be achieved during the Performance Period, and the measure of whether and to what degree such objectives have been attained shall be conclusively determined by the Committee in the exercise of its absolute discretion. Performance objectives may be revised by the Committee, at such times as it deems appropriate during the Performance Period, in order to take into consideration any unforeseen events or changes in circumstances.

12.3.        Additional Terms and Conditions.   The Committee may, by way of the Award Notice or otherwise, determine such other terms, conditions, restrictions and/or limitations, if any, of any Award of performance shares, provided they are not inconsistent with the Plan.

ARTICLE 13
VESTING AND PAYMENT OF AWARDS

13.1.        Vesting.   The time when an Option or SAR shall vest and become exercisable shall be stated in the Award Notice. The restrictions, if any, on Restricted Stock shall expire at the times designated in the Award Notice. Notwithstanding the foregoing, (i) no Option shall vest before the one-year anniversary of the Effective Date of such Option, unless such vesting is accelerated in accordance with the other provisions of this Article 13 (not including this Section 13.1) or Article 16, (ii) the Committee may determine an appropriate vesting schedule for any Award granted by the Company in substitution of an equity award previously granted by an entity acquired by the Company, to the extent permitted by Section 409A of the Code and Section 424 of the Code, and (iii) no Restricted Stock shall vest faster than pro rata over a three-year period from the Effective Date, unless such Restricted Stock was issued to a Director, as a form of payment of earned performance awards or other incentive compensation, to replace a deferred Stock Award, to replace awards that a new Employee has forfeited from his or her previous employer, or the restrictions lapse earlier due to the other provisions of this Article 13 (not including this Section 13.1) or Article 16.

13.2.        Payment.   Absent a Plan provision to the contrary, payment of Awards may, at the discretion of the Committee, be made in cash, Common Stock, a combination of cash and Common Stock, or any other form of property as the Committee shall determine. In addition, payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Committee deems appropriate, including, in the case of Awards paid in the form of Common Stock, restrictions on transfer and forfeiture provisions; provided, however, such terms, conditions, restrictions and/or limitations are not inconsistent with the Plan. Further, payment of Awards may be made in the form of a lump sum or installments, as determined ,by the Committee.

13.3.        Death.   The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s death. Unless otherwise provided in an Award Notice, in the event that a Participant shall die while he or she is an Employee, Director or Consultant and prior to the complete exercise of Options or complete maturity of

SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part within one year after the date of the Participant’s death and then only: (i) by the beneficiary designated by the Participant in a writing submitted to the Company prior to the Participant’s death, or in the absence of same, by the Participant’s estate or by or on behalf of such person or persons to whom the Participant’s rights pass under his or her will or the laws of descent and distribution, (ii) to the extent that the Participant would have been entitled to exercise the Option or SAR at the date of his or her death had it been fully vested, and subject to all of the conditions on exercise imposed by the Plan and the Award Notice, and (iii) prior to the expiration of the term of the Option or SAR. Notwithstanding this Section or the terms of an Award Notice, the Committee shall have the right to extend the period for exercise of an Option or SAR to the extent that such exercise period extension will not result in an additional tax to the Participant under Section 409A of the Code, even if such extension exceeds the original term of such Option or SAR.

13.4.        Disability.   The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Disability. Unless otherwise provided in an Award Notice, in the event that a Participant’s status as an Employee, Director or Consultant terminates due to the Participant’s Disability prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs shall be fully vested and may be exercised in whole or in part up to three years after the Participant’s termination of status due to Disability as an Employee, Director or Consultant, as the case may be. Notwithstanding this Section or the terms of an Award Notice, the Committee shall have the right to extend the period for exercise of an Option or SAR to the extent that such exercise period extension will not result in an additional tax to the Participant under Section 409A of the Code, even if such extension exceeds the original term of such Option or SAR.

13.5.        Retirement.   The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of such Participant’s Retirement. Unless otherwise provided in an Award Notice, in the event that a Participant’s status as an Employee, Director or Consultant terminates due to Retirement prior to the complete exercise of Options or complete maturity of SARs granted to him or her under the Plan, any such remaining Options or SARs that were vested as of the date of Retirement may be exercised in whole or in part up to three years after the Participant’s Retirement. During such period, the Participant shall also continue to vest in any unvested Options or SARs as if such Participant were still an Employee, Director or Consultant hereunder, as applicable; provided that the such Participant does not violate any applicable non-competition, non-disparagement, non-solicitation, confidentiality or other similar requirement. At the end of the three-year period, any remaining unvested Options or SARs shall terminate, unless the Committee provides otherwise. Notwithstanding this Section or the terms of an Award Notice, the Committee shall have the right to extend the period for exercise of a Option or SAR to the extent that such exercise period extension will not result in an additional tax to the Participant under Section 409A of the Code, provided such extension does not exceed the term of such Option or SAR and that the Participant does not violate any applicable non-competition, non-disparagement, non-solicitation, confidentiality or other similar requirement.

13.6.        Approved Reason.   The Committee shall have the authority to promulgate rules and regulations to determine the treatment of a Participant under the Plan in the event of a Participant’s termination for an Approved Reason, to the extent such rules and regulations are not inconsistent with the Plan.

13.7.        Termination for Cause.   A Participant who is terminated for Cause shall, unless otherwise determined by the Committee, immediately: forfeit, effective as of the date the Participant engages in such conduct, all unexercised, unearned, and/or unpaid Awards, including, but not by way of limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest, if any, accrued on the foregoing.

13.8.        Other Terminations.   Subject to the terms of any employment or other agreement a Participant has with the Company, if a Participant’s employment with the Company terminates for a reason other than death, Disability, Retirement, Cause or an Approved Reason, and, unless otherwise provided in an Award Notice, any Option or SAR shall be exercisable on termination of a Participant’s status as an Employee, Director or Consultant only to the extent such Option or SAR is vested and exercisable at the time of the termination of such relationship; and further, no Option or SAR shall be exercisable or mature after the later of 90 days or the expiration of the term thereof. The Committee, in its absolute discretion, may: (i) accelerate the vesting and exercisability of an Option or SAR in order to allow its exercise by a terminating Participant; (ii) extend the period for exercise of an Option or SAR to the extent that such exercise period extension will not result in an additional tax to the Participant under Section 409A of the Code, provided such extension does not exceed the term of such Option or SAR.

13.9.        Incentive Stock Options.   Unless otherwise provided in an Award Notice, an Incentive Stock Option shall be exercisable, during the lifetime of the Participant, only while he or she is an Employee and has been an Employee continuously since the grant of the Incentive Stock Option or, subject to the Award Notice, within three (3) months after termination of his or her employment. In its sole discretion, the Committee may provide in the Award Notice such further limitations on the survival of Incentive Stock Options, and such limitations on the survival of Non-Qualified Stock Options and SARs, as it may determine; provided, however that all Options and SARs shall be exercisable for a minimum of sixty (60) days after termination of a Participant’s employment, except in the case of termination for Cause, in which case the exercise period shall lapse at termination.

13.10.      Other Awards.

(a)    The Committee shall have the authority to promulgate rules and regulations to determine the treatment of the Stock Awards of a Participant under the Plan in the event of such Participant’s death, Disability, Retirement, or termination from the Company for an Approved Reason or Cause. Unless otherwise provided in an Award Notice, upon a Participant’s death, Disability, or Retirement, or termination from the Company for an Approved Reason, any Stock Awards held by such Participant shall accelerate and become fully vested.

(b)    If a Participant’s employment with the Company terminates for any reason other than death, Disability or Retirement, or an Approved Reason, and except as otherwise provided by Section 13.7, all unexercised, unearned, and/or unpaid Awards, including without limitation, Awards earned but not yet paid, all unpaid dividends and dividend equivalents, and all interest accrued on the foregoing shall be canceled or forfeited, as the case may be, unless the Participant’s Award Notice or the Committee provides otherwise.

13.11.      Set-Off.   By accepting an Award under this Plan, a Participant consents to a deduction from any amounts the Company owes the Participant from time to time (including, but not limited to, amounts owed to the Participant as wages or other compensation, fringe benefits, or vacation pay), to the extent of the amounts the Participant owes the Company under Section 13.11(a). Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Participant owes the Company, the Participant shall immediately pay the unpaid balance to the Company.

ARTICLE 14
DIVIDEND AND DIVIDEND EQUIVALENTS

If an Award is granted in the form of a Stock Award, Option, SAR or performance share, the Committee may choose, at the time of the grant of the Award or any time thereafter up to the time of the Award’s payment, to include as part of such Award an entitlement to receive dividends or dividend equivalents, subject to such terms, conditions, restrictions and/or limitations, if any, as the Committee may establish. Dividends and dividend equivalents shall be paid in such form and manner (i.e., lump sum or installments), and at such time(s) as the Committee shall determine. All dividends or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional shares of Common Stock of, in the case of dividends or dividend equivalents, credited in connection with Stock Awards or performance shares, be credited as additional Stock Awards or performance shares and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award. The total number of shares available for grant under shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional Stock Awards or performance shares.

ARTICLE 15
DEFERRAL OF AWARDS

15.1.        At the discretion of the Committee, payment of any Award, dividend, or dividend equivalent, or any portion thereof, may be deferred by a Participant until such time as the Committee may establish. All such deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Committee for such purpose, on a form provided by the Company. Further, all deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of the Code. Deferred payments shall be paid in a lump sum or installments, as determined by the Committee. Deferred Awards may also be credited with interest, at such rates to be determined by the Committee, and, with respect to those deferred Awards denominated in the form of Common Stock, with dividends or dividend equivalents.

15.2.        Elections to Defer.   Notwithstanding any provision of the Plan to the contrary, any Participant may, at the discretion of the Committee, elect to defer to a specified date the receipt of unrestricted Common Stock or cash, or any portion thereof, that the Participant would otherwise be entitled to receive pursuant to an Award by completing such form required by the Committee and returning it to the Committee on or before the December 31 preceding the calendar year during which such Award is granted to the Participant.

15.3.        New Participant Elections to Defer.   Each individual who becomes a Participant during a calendar year may, at the discretion of the Committee, elect to defer to a specified date the receipt of unrestricted Common Stock or cash payment, as applicable, that the Participant would otherwise be entitled to receive pursuant to an Award granted to the Participant after such date such individual became a Participant by completing such form required by the Committee and returning it to the Committee on or before the date that is 30 days after the date on which the individual became a Participant.

15.4.        Elections Irrevocable.   An election to defer an Award shall become irrevocable on the first day of the calendar year to which such election applies or, solely in the case of a new Participant, 30 days after the date on which the individual became a Participant.

15.5.        Individual Elections.   A Participant must complete a deferral election form in accordance with Section 15.1 or Section 15.2, as applicable, for each calendar year in which such Participant desires to defer Awards and a Participant’s elections with respect to Awards deferred in a particular calendar year shall expire as of the last day of such calendar year.

15.6.        Establishment of Calendar Year Subaccounts.   The Company may establish on its books for each Participant and for each calendar year a Calendar Year Subaccount to which a Participant’s Awards deferred in a particular calendar year are credited. A separate Calendar Year Subaccount shall be created within each Participant’s Account for each calendar year in which the Participant makes an Award deferral under the Plan.

15.7.        Effect on Vesting.   Notwithstanding anything herein to the contrary, this Section 15 shall not effect the vesting or vested percentage of a Participant’s Award. Any unvested Award will not be distributed pursuant to this Section 15 or otherwise.

15.8.        Effect of Death, Disability and Change in Control.   Subject to the provisions of this Section 15.8, the Participant’s Awards credited to a particular Calendar Year Subaccount shall be distributed to him or her at the time specified in his or her deferral election form related to the particular calendar year. Notwithstanding any election made by a Participant to the contrary, any deferred Awards that have not been distributed to the Participant as of the date (i) of his or her death, (ii) on which he or she is determined to be Disabled, or (iii) of a Change in Control shall be paid to the Participant’s Beneficiary in a lump sum upon such Participant’s death, date of Disability determination or Change in Control, as applicable.

ARTICLE 16
CHANGE IN CONTROL

16.1.        Background.   Except as provided in an employment, change in control, severance or similar agreement between the Participant and the Company, notwithstanding any provision contained in the Plan, including, but not limited to, Section 4.5, the provisions of this Article 16 shall control over any contrary provision.

16.2.        Options and SARs.   With respect to all Options and SARs that are unexercised and outstanding, upon a Change In Control, such Options and/or SARs shall become immediately and fully vested and exercisable; unless such Options and/or SARs are assumed by the successor corporation, and shall be substituted with options or SARs involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted options or SARs being no less favorable than the Options or SARs granted hereunder. Substituted awards shall vest in full if employment is terminated for any reason other than Cause or voluntary termination within eighteen (18) months of the Change In Control.

16.3.        Stock Awards.   With respect to all Stock Awards that are outstanding, upon a Change In Control, such Stock Awards shall become immediately and fully vested; unless such Stock Awards are assumed by the successor corporation, and are substituted with stock awards involving the common stock of the successor corporation with equivalent value and with the terms and conditions of the substituted restricted stock awards being no less favorable than the Stock Awards granted hereunder. Substituted awards shall vest in full if employment is terminated for any reason other than Cause or voluntary termination within eighteen (18) months of the Change In Control.

16.4.        Treatment of Performance Units and Performance Shares.   If a Change In Control occurs during the term of one or more performance periods for which the Committee has granted performance units and/or performance shares (including those issued as Performance Awards under Article 7), the term of each such performance period (hereinafter a “current performance period”) shall immediately terminate upon the occurrence of such event. Upon a Change In Control, for each “current performance period” and each completed performance period for which the Committee has not on or before such date made a determination as to whether and to what degree the performance objectives for such period have been attained (hereinafter a “completed performance period”), it shall be assumed that the performance objectives have been attained at a level of one hundred percent (100%) or the equivalent thereof. A Participant in one or more “current performance periods” shall be considered to have earned and, therefore, be entitled to receive, a prorated portion of the Awards previously granted to him for each such “current performance period.” Such prorated portion shall be determined by multiplying the number of performance shares or performance units, as the case may be, granted to the Participant by a fraction, the numerator of which is the total number of days that have elapsed since the beginning of the “current performance period,” and the denominator of which is the total number of days in such “current performance period.”  A Participant in one or more “completed performance periods” shall be considered to have earned and, therefore, be entitled to receive all the performance shares or performance units, as the case may be, previously granted to him during each ‘such “completed performance period.”

16.5.        Deferred Awards.   Unless otherwise provided by the Committee, at any time, upon a Change In Control, any Awards deferred by a Participant under Article 16 hereof, but for which he or she has not received payment as of such date, shall be paid as soon as practicable, but in no event later than 90 days after the Change In Ownership or the event giving rise to rights under Article 17.

ARTICLE 17
MISCELLANEOUS

17.1.        Nonassignability.

(a)    In General.   Except as otherwise determined by the Committee or as otherwise provided in Section 17.1(b), no Awards or any other payment under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge, or encumbrance, nor shall any Award be payable to or exercisable by anyone other than the Participant to whom it was granted.

(b)   Non-Qualified Stock Options.   The Committee shall have the discretionary authority to grant Non-Qualified Stock Options or amend outstanding Non-Qualified Stock Options to provide that they be transferable, subject to such terms and conditions as the Committee shall establish. In addition to any such terms and conditions, the following terms and conditions shall apply to all transfers of Non-Qualified Stock Options:

(1)             Permissible Transferees. Transfers shall only be permitted to: (i) the Participant’s “Immediate Family Members,” as that term is defined in Section 17.1(b)(8); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; or (iii) a family partnership or family limited partnership in which each partner is, at the time of transfer and all times subsequent thereto, either an Immediate Family Member or a trust for the exclusive benefit of one or more Immediate Family Members.

(2)             No Consideration. All transfers shall be made for no consideration.

(3)             Subsequent Transfers. Once a Participant transfers a Non-Qualified Stock Option, any subsequent transfer of such transferred Option shall, notwithstanding Section 17.1(b)(1) to the contrary, be permitted provided, however, such subsequent transfer complies with all of the terms and conditions of this Section 17.1, with the exception of Section 17.1(b)(1).

(4)             Transfer Agent. In order for a transfer to be effective, the Committee’s designated transfer agent must be used to effectuate the transfer. The costs of such transfer agent shall be borne solely by the transferor.

(5)             Withholding. In order for a transfer to be effective, a Participant must agree in writing prior to the transfer on a form provided by the Company to pay any and all payroll and withholding taxes due upon exercise of the transferred option. In addition, prior to the exercise of a transferred option by a transferee, arrangements must be made by the Participant with the Company for the payment of all payroll and withholding taxes.

(6)             Terms and Conditions of Transferred Option. Upon transfer, a Non-Qualified Stock Option continues to be governed by and subject to the terms and conditions of the Plan and the option’s applicable administrative guide and Award Notice. A transferee of a Non-Qualified Stock Option is entitled to the same rights as the Participant to whom such Non-Qualified Stock Options was awarded, as if no transfer had taken place. Accordingly, the rights of the transferee are subject to the terms and conditions of the original grant to the Participant, including provisions relating to expiration date, exercisability, exercise price and forfeiture.

(7)             Notice to Transferees. The Company shall be under no obligation to provide a transferee with any notice regarding the transferred Options held by the transferee upon forfeiture or any other circumstance.

(8)             Immediate Family Member. For purposes of this Section 17.1, the term “Immediate Family Member” shall mean the Participant and his or her spouse, children or grandchildren, whether natural, step- or adopted children or grandchildren.

17.2.        Withholding Taxes.   The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding from any payment of Common Stock due as a result of such Award, or by permitting the Participant to deliver to the Company, shares of Common Stock having a Fair Market Value, as determined by the Committee.

17.3.        Section 409A.   To the extent determined necessary or advisable by the Committee in its sole discretion, Awards hereunder, and Award deferrals hereunder, shall be interpreted to the extent possible to comply with the provisions of section 409A of the Code (or avoid application of such Code section), to the extent applicable. Participants shall be deemed to consent to any changes to Awards, or any Award deferral, that the Board determines are necessary or advisable to comply with the provisions of section 409A of the Code. Adjustments made pursuant to Section 16 shall, to the extent determined necessary or advisable in the sole discretion of the Committee, be made in compliance with the requirements of section 409A of the Code or, if applicable, to avoid application of section 409A of the Code.

17.4.        Amendments to Awards.   The Committee may at any time unilaterally amend any unexercised, unearned, or unpaid Award, including, but not by way of limitation, Awards earned but not yet paid, to the extent it deems appropriate; provided, however, (i) no Award may be repriced, replaced with cash or another award, regranted through cancellation, or modified without shareholder approval if the effect would be to reduce the exercise price for the shares underlying the Award, and (ii) that any such amendment which, in the opinion of the Committee, is adverse to the Participant shall require the Participant’s consent.

17.5.        Regulatory Approvals and Listings.   Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates of Common Stock evidencing Stock Awards or any other Award resulting in the payment of Common Stock prior to (i) the obtaining of any approval from any governmental agency which the Company shall, in its sole discretion, determine to be necessary or advisable, (ii) the admission of such shares to listing on the stock exchange on which the Common Stock may be listed, and (iii) the completion of any registration or other qualification of said shares under any state or federal law or ruling of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable.

17.6.        No Right to Continued Employment, Service or Grants.   Participation in the Plan shall not give any Employee, Consultant or Director any right to remain in the employ or service of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Consultant or Director or any other individual any right to be selected as a Participant or to be granted an Award. In addition, no Employee, Consultant or Director having been selected for an Award, shall have at any time the right to receive any additional Awards.

17.7.        Amendment/Termination.   The Board may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Board may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not, without stockholder approval, adopt any amendment which would increase the number of shares available under the Plan, which would alter the provisions of Section 4.3 or 17.4 as they relate to Option repricing, or which would require the vote of the stockholders of the Company pursuant to Section 162(m) of the Code or any applicable rule of the exchange or quotation system on which the Common Stock is traded, but only insofar as such amendment affects Covered Employees, or if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws, policies, or regulations. Notwithstanding the foregoing, the Committee may not revoke, remove or reduce any vested right of a Participant without the prior written consent of such Participant.

17.8.        Governing Law.   The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except as superseded by applicable federal law, without giving effect to its conflicts of law provisions.

17.9.        No Right, Title, or Interest in Company Assets.   No Participant shall have any rights as a stockholder of the Company as a result of participation in the Plan until the date of issuance of a stock certificate in his or her name, and, in the case of Restricted Stock, such rights are granted to the Participant under the Plan. To the extent any person acquires a right, to receive payments from the Company under the Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company and the Participant shall not have any rights in or against any specific assets of the Company. All of the Awards granted under the Plan shall be unfunded.

17.10.      Section 16 of the Exchange Act.   In order to avoid any Exchange Act violations, the Committee may, from time to time, impose additional restrictions upon an Award, including but not limited to, restrictions regarding tax withholdings and restrictions regarding the Participant’s ability to exercise Awards under the Company’s broker-assisted stock option exercise program.

17.11.      No Guarantee of Tax Consequences.   No person connected with the Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment, or guarantee that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Plan, or paid to or for the benefit of a Participant under the Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Plan.